Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2008, with respect to the consolidated financial statements, schedule and internal control over financial reporting of Resource Capital Corporation and Subsidiaries appearing in the 2007 Annual Report of Resource Capital Corporation and Subsidiaries on Form 10-K for the year ended December 31, 2007, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

May 29, 2008